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                              ARTICLES OF AMENDMENT


     Pursuant to Section 16-10a-1006 of the Utah Revised Business Corporation Act, the corporation known prior to this amendment as StratAmerica Corporation hereby files with the Utah Division of Corporations and Commercial Code the following Articles of Amendment:

     FIRST: The name of the corporation, prior to the effectiveness of this amendment, is StratAmerica Corporation.

     SECOND: The following articles replace in their entirety the correspondingly numbered articles in the Company's Revised Articles of Incorporation:

                                ARTICLE I - NAME

     The name of this corporation is Dreams, Inc.

                               ARTICLE IV - STOCK

     The aggregate number of shares of common stock which this corporation shall have authority to issue is 50,000,000 (fifty million) $.05 par value per share.

                         ARTICLE V - INDEMNIFICATION AND
                             LIMITATION OF LIABILITY

     This corporation shall indemnify all officers, directors and agents to the fullest extent permitted by law.

     To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, directors of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director.

     Neither any amendment nor repeal of this resolution, or the adoption of any provision of the Articles of Incorporation of this corporation inconsistent with this resolution, shall eliminate or reduce the effect of this resolution in respect of any matter occurring, or any cause of action, suit or claim that, but for this resolution, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     THIRD: Each of the above amendments were adopted on March 28, 1996, by the Shareholders of the Company in the manner prescribed by Utah law.



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     FOURTH:   The number of shares of common stock, the Company's only class of stock, issued and outstanding on March 28, 1996, was 10,000,000 (ten million).

     FIFTH: The number of shares entitled to be voted was 10,000,000 (ten million).

     SIXTH: The total number of shares cast in favor of all the above amendments was 8,117,490 and the total number of shares cast against the above amendments was 18,540.

     SEVENTH:  8,132,430 shares were indisputably represented at the meeting.

      Filed in accordance with Section 16-10a-120 of the Utah Revised Business Corporation Act this 28th day of March, 1996.

                                   STRATAMERICA CORPORATION, a
                                    Utah corporation


                                   By:_________________________________
                                          SAM D. BATTISTONE
                                   Its: President


                                   By:_________________________________
                                          DALE E. LARSSON
                                   Its: Secretary















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